* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN [_].

                                                                    Confidential


                                 XENOVA LIMITED



                                       AND



                           OXXON THERAPEUTICS LIMITED




                     ---------------------------------------

                        DEVELOPMENT AND LICENCE AGREEMENT

                     ---------------------------------------







                               Anderson & Company
                               76 Wallingford Road
                                  Shillingford
                                  Oxon OX10 7EU
                           wwww.andersonsolicitors.com
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                                                                    Confidential

                        DEVELOPMENT AND LICENCE AGREEMENT


THIS AGREEMENT dated 12th January 2005 is made between:

(1) XENOVA LIMITED (company registration number 01970244) ("Xenova") a company incorporated in England and Wales whose registered office is at 957 Buckingham Avenue, Slough, Berkshire SL1 4NL; and

(2) OXXON THERAPEUTICS LIMITED (company registration number 03671700) ("Oxxon") a company incorporated in England and Wales whose principal place of business is at Florey House, 3 Robert Robinson Avenue, The Oxford Science Park, Oxford OX4 4GP.

RECITALS:

A. Xenova is the beneficial owner of certain Xenova Patent Rights, and possesses certain Xenova Know-how and Xenova Materials relating to the DISC-HSV Vector.

B. Oxxon has expertise in developing immunotherapeutic products based on a proprietary Heterologous PrimeBoost approach. Oxxon also has expertise in developing viral based antigen delivery vectors for the treatment of cancer and infectious disease.

C. Oxxon wishes to pursue the further development and commercialisation of the DISC-HSV Vector in Selected Indications and Fields, in accordance with the provisions of this Agreement.

D. Xenova is willing to grant to Oxxon, and Oxxon is willing to accept, a licence in the Selected Indications in the Field under the Xenova Patent Rights and to use the Xenova Know-how and Xenova Materials, all in accordance with the provisions of this Agreement.


IT IS AGREED AS FOLLOWS:

1      DEFINITIONS

In this Agreement, the following words shall have the following meanings:

AFFILIATE                  In relation to a Party, means any entity or person
                           that Controls, is Controlled by, or is under common
                           Control with that Party.

ARISING INTELLECTUAL       Any and all of the Arising Patents, Arising Know-how
PROPERTY                   and Arising Materials.

ARISING KNOW-HOW           Technical, commercial and all other information
                           generated by Oxxon during the continuation of this Agreement that relates to any of the Xenova
                           Intellectual Property or any Licensed Product(s), including any scientific or regulatory data, product licence applications and approvals, clinical trial licence applications and approvals, and development and marketing plans and activities.

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ARISING MATERIALS          Any and all materials that may be generated or
                           developed by Oxxon in the course of this Agreement, including any materials based on or derived from any Xenova Materials.

ARISING PATENTS            Any and all patents and patent applications that may
                           be applied for or obtained in respect of any invention(s) made by Oxxon during the continuation of this Agreement and which relate to any Xenova
                           Intellectual Property, together with any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.

BLA A biologies license application (as that term is used in Title 21 of the United States Code of Federal Regulations) filed with the FDA seeking regulatory approval to market and sell any Licensed Product in the United States for a particular indication or the non-U.S. equivalent thereof.

COMMENCEMENT DATE          The date of execution of this Agreement by the
                           Parties.

CONTROL Direct or indirect beneficial ownership of 50% (or, outside a Party's home territory, such lesser percentage as is the maximum permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be.


DEVELOPMENT AND            The development and commercialisation plan for
COMMERCIALISATION PLAN     Licensed Product(s), the initial programme for which
                           is briefly summarised in Schedule 3, to be further defined in accordance with Clause 3.1 and as may be amended from time to time by Oxxon.


DEVELOPMENT AND            The report described in Clause 3.4 as amended from
COMMERCIALISATION REPORT   time to time.

DISC-GMCSF                 A recombinant virus that has been developed by
                           Xenova and is designated dH2T, and which is a disabled infectious single cycle herpes simplex type
                           2 virus that expresses the cytokine human granulocyte macrophage colony stimulating factor from the gH locus from which the gH gene has been deleted.

DISC-HSV VECTOR            A disabled infectious single cycle herpes simplex
                           virus from which the gH gene has been deleted and/or from which another gene that is essential for virus replication may be deleted, and into which a different gene(s) is or will be substituted, as a result of which substitution the virus expresses heterologous gene(s). The foregoing definition shall include DISC-GMCSF which has been genetically modified.

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                           For the avoidance of doubt, a DISC-HSV vector that
                           is "empty" (including but not limited to the vector known as dH2A), that is to say it does not express any heterologous gene(s) as described in the previous sentence of this definition, is excluded from the definition of DISC-HSV Vector for the purposes of this Agreement.


[_] YEAR PERIOD            The period commencing on the Commencement Date and
                           ending on the earlier of (a) the [_] anniversary of the Commencement Date; and (b) any termination of this Agreement.


FDA The United States Food and Drug Administration and any successor agency or authority thereto.

FIELD                      Field A and Field B.

FIELD A The use of DISC-HSV Vector in Heterologous PrimeBoost regimes (where the DISC-HSV Vector is either the [_] or [_]) for prophylactic and therapeutic applications for the Indications.

                           For the avoidance of doubt, for the purposes of this Agreement, Field A shall not include the use of DISC-HSV Vector in the prophylactic setting for the prevention of herpes virus infection/disease.

FIELD A INDICATIONS        Those Indications that Oxxon selects for use in
                           Field A in accordance with the provisions of Clause 4.3.

FIELD B The use of DISC-HSV Vector or DISC-GMCSF as a [_] for prophylactic and therapeutic applications for the Indications.

                           For the avoidance of doubt, for the purposes of this Agreement, Field B shall not include the use of DISC-HSV Vector in the prophylactic setting for the prevention of herpes virus infection/disease.

FIELD 8 INDICATIONS        Those Indications that Oxxon selects for use in
                           Field B in accordance with the provisions of Clause 4.3.

FURTHER INDICATIONS        Those additional indications other than the
                           Indications and the Haematology Indications, as defined in this Agreement that Oxxon selects in accordance with Clause 4.3(d)(ii).

HAEMATOLOGY INDICATIONS    The application of Licensed Product to transduce
                           cells selected from the group consisting of haematopoietic cells, malignant cells of the haematopoietic lineage, and malignant or non-malignant CD34+ cells.

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HETEROLOGOUS               A multi-stage heterologous regimen involving the
PRIMEBOOST                 sequential delivery of an antigen to both prime and
                           boost an immune response. The antigen used in the prime and boost may or may not be identical. For the avoidance of doubt, the prime and/or boost may be undertaken one or more times.

IND An Investigational New Drug Application filed or to be filed with the FDA with regard to a Licensed Product prior to beginning clinical trials of any Licensed Product or the non-U.S. equivalent thereof.

INDICATIONS                [_]

INITIAL INDICATIONS        Those Field A Indications and/or Field B Indications
                           that Oxxon selects in accordance with Clauses 4.3(b) and (c).

JOINT DEVELOPMENT          A committee to be established, and operating, in
FORUM                      accordance with the provisions of Clause 2.

KNOW-HOW                   The Xenova Know-how and the Arising Know-how.

LICENSED PRODUCT(S)        Any and all products that incorporate DISC-GMCSF or
                           DISC-HSV Vector and that are manufactured, sold or otherwise supplied by Oxxon or Sub-licensees and which (a) are within any Valid Claim of the Xenova
                           Patent Rights; and/or (b) incorporate, or their development makes use of, any of the Xenova Know-how or the Xenova Materials. References in this Agreement to different Licensed Products (e.g., the first and second Licensed Products) shall be understood as referring to Licensed Products that require, or will require, separate Marketing
                           Authorisations in the United States of America.

MARKETING AUTHORISATION    Regulatory approval to market and sell a Licensed
                           Product in any part of the Territory and shall include, without limitation, approval granted with respect to any BLA, NDA or the non-US equivalent thereof.

NDA A new drug application (as that term is used in Title 21 of the United States Code of Federal Regulations) filed with the FDA seeking Regulatory Approval to market and sell any Licensed Product(s) in the United States for a particular indication or the non-U.S. equivalent thereof.

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NET SALES VALUE            The invoiced price of Licensed Product(s) sold by
                           Oxxon or any of its Affiliates (or, in the context of Clause 6.6(b) its Sublicensees, or in the context of Clause 6.7 and 6.11 Oxxon or any of its Affiliates and/or its Sublicensees) to independent third parties in arm's length transactions exclusively for money or, where the sale is not at arm's length, the price that would have been so invoiced if it had been at arm's length, after deduction of normal trade discounts actually granted and any credits actually given, and, provided the amounts are separately charged on the relevant invoice, any costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies.

OPT-IN FEES                The fees described in Clause 6.4.

PARTIES Xenova and Oxxon, and "Party" shall mean either of them.

PATENTS Any and all of the Xenova Patent Rights and the Arising Patents.

PHASE I STUDIES            As to a specific Licensed Product, one or more
                           controlled and lawful studies in humans, the principal purpose of which is a preliminary determination of safety of the Licensed Product for its intended use in healthy individuals or patients to support its continued testing in similar clinical trials prescribed by the FDA or any relevant foreign regulatory authority.

PHASE II STUDIES           As to a specific Licensed Product, one or more
                           controlled and lawful studies in humans of the safety, dose ranging and efficacy of such Licensed
                           Product, which is prospectively designed to generate sufficient data (if successful) to commence Phase III
                           Studies of such product.

PHASE III STUDIES          As to a specific Licensed Product, one or more
                           controlled and lawful studies in humans of the efficacy and safety of such Licensed Product, which is prospectively designed to demonstrate statistically whether such Licensed Product is effective and safe for use in a particular indication in a manner sufficient to file a BLA or NDA to obtain regulatory approval to market and sell that Licensed Product in any part of the Territory for the indication being investigated by the study.

PRE-CLINICAL STUDIES       As to a specific Licensed Product, in vitro or in
                           vivo (non-human) studies, including but not limited to evaluation of the safety, immunogenicity, pharmacology or toxicity profile of a therapeutic agent.

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REASONABLE AND DILIGENT    Exerting such efforts and employing such resources as
EFFORTS would normally be exerted or employed by a reasonable, [_] when utilizing sound and reasonable scientific, business and medical practice and judgment in order to develop the product in a timely manner and maximise the economic return to the Parties from its commercialisation.


REVOCATION PROCEEDINGS     Any proceedings before a national or international
                           Patent Office where the validity of any of the Xenova Patent Rights is at issue including opposition proceedings in respect of European patents and interference proceedings in respect of US patents, but excluding any proceedings that form part of, or are linked with, proceedings in which allegations of patent infringement are made.

ROYALTY RECEIPTS           The amount of any royalties received by, or due to,
                           Oxxon or any of its Affiliates calculated on the sale of Licensed Product(s) less any Value Added
                           Tax.

SELECTED INDICATIONS       The Field A Indications (if any) and the Field B
                           Indications (if any).

SUB-LICENSEE               Any third party (including an Affiliate of Oxxon) to
                           whom Oxxon has sub-licensed any of Oxxon's rights under this Agreement.

TERRITORY                  The World.

UPFRONT RECEIPTS           Subject to Clause 6.6(a)(iii) and (iv), the amount of
                           any payment (excluding Value Added Tax), and the value of any non-monetary receipt, obtained by, or due to, Oxxon or its Affiliate, by way of "upfront" or initial consideration (whether payable in one or more instalments) in relation to the sub-licensing
                           (including the grant of any option over a sub-licence) of any Xenova Intellectual Property, and including any of the following:

                           (a) up-front payments due under any sub-licence agreement;

                           (b) payments in excess of a fair market rate for the funding of research or development activities related to any Licensed Product;

                           (c) where any sub-licence is to be granted under cross- licensing arrangements, the value of any third party licence obtained under such arrangements;

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                           (d)  any premium paid over the fair market value of
                                shares, options or other securities in respect of any of the share capital of Oxxon or its Affiliate (such fair market value to be determined on the assumption that Xenova had not granted, nor agreed to grant, any rights to Oxxon in respect of any Xenova Intellectual Property);

                           (e) any loan, guarantee or other financial benefit made or given other than on normal market terms; and

                           (f) any shares, options or other securities obtained from a third party.

VALID CLAIM                A claim of a patent or patent application that has
                           not expired or been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable judgment.

XENOVA INTELLECTUAL        Any and all of the Xenova Patent Rights, Xenova
PROPERTY                   Know-how and Xenova Materials.

XENOVA KNOW-HOW            Technical information in the possession of Xenova or
                           its Affiliates in the Field relating to (a) DISC-HSV
                           Vector and/or (b) the inventions claimed in the Xenova Patent Rights, and being further described in the attached Schedule 2.

XENOVA MATERIALS           Physical materials in the possession of Xenova or its
                           Affiliates in the Field relating to (a) DISC-HSV
                           Vector and/or (b) the inventions claimed in the Xenova Patent Rights, being those described in the attached Schedule 2 and such other materials in the possession of Xenova or its Affiliates that:

                           (a) were developed by Xenova or its Affiliates in its research and development programme for DISC-HSV prior to the Commencement Date; and

                           (b) fall within the categories set out in Schedule 2; and

                           (c) Oxxon may reasonably request for the development of Licensed Product(s); and

                           (d) of which Xenova or its Affiliates is the beneficial owner; and

                           (e) which Xenova or its Affiliates is not prevented from providing as a result of a pre-existing agreement with a third party.


XENOVA PATENT RIGHTS       The patents and patent applications described in the
                           attached Schedule 1 together with any continuations, continuations in part, extensions, reissues, divisions, and any patents, supplementary protection certificates and similar rights that are based on or derive priority from the foregoing.


XENOVA REPRESENTATIVES     Mr Terry Stancliffe and Dr Elizabeth Rollinson and
                           the executive board directors of Xenova.

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2      JOINT DEVELOPMENT FORUM

2.1 Formation, Within 90 days after the Commencement Date, the Parties shall establish a Joint Development Forum, by each Party designating its initial members to serve on the Joint Development Forum and notifying the other Party of its dates of availability for the first meeting of the Joint Development Forum. At the Joint Development Forum Oxxon shall report to Xenova on its progress in developing Licensed Product(s) for purposes of commercialization in the Field in the Territory. The Joint Development Forum shall consist of up to three (3) representatives designated by each Party. Each Oxxon representative shall have relevant and appropriate development expertise in order to report on and discuss the development of the Licensed Product(s). If a representative of a Party is unable to attend a meeting of the Joint Development Forum, such Party may designate an alternate to attend such meeting. In addition, each Party may, at its discretion, invite a reasonable number of other employees, consultants or scientific advisors to attend the meetings of the Joint Development Forum, provided that such invitees are bound by appropriate confidentiality obligations. Each Party may change one or all of its representatives to each Joint Development Forum at any time upon notice to the other Party.

2.2 Meetings, The Joint Development Forum shall meet every six months and at such other times as the Parties may agree. The first meeting of the Joint Development Forum shall be held as soon as reasonably practicable, but in no event later than 90 days after the Commencement Date. Meetings shall be held at such place or places as are mutually agreed or by teleconference or videoconference; provided, however, that there shall be at least one face-to-face meeting per calendar year.

2.3 Responsibilities. During the continuation of this Agreement, the Joint Development Forum shall:

       (a) receive reports from Oxxon on the progress of the development of Licensed Products;

       (b) provide Xenova with an opportunity to comment on the Development and Commercialisation Plan;

       (c) enable Xenova to provide information to Oxxon that it has in its possession or control which may facilitate Oxxon's development of Licensed Products; and

       (d) facilitate the initial transfer of Xenova Know-How between the Parties for purposes of enabling Oxxon to develop Licensed Products;

       For the avoidance of doubt the Joint Development Forum shall not have any role or responsibility in relation to determining whether Oxxon has complied or will comply with its obligations to Xenova under Clauses 3 or 7.1.

2.4 Disputes. If agreement cannot be reached within the Joint Development Forum, Oxxon shall have the right to make the final determination concerning the resolution of the disagreement.

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3      DEVELOPMENT

3.1 Development and Commercialisation Plan; IND filing. Without prejudice to the generality of Oxxon's obligations under Clause 7.1, Oxxon shall:

       (a) Within [_] of Oxxon making its selection of its first Indication pursuant to Clause 4.3(b) Oxxon shall create a Development and Commercialisation Plan based on the initial, summary Development and Commercialisation Plan set out in Schedule 3, which will set out Oxxon's proposed development of Licensed Product(s) in relation to such first Indication. The Development and Commercialisation Plan shall describe in outline Oxxon's development activities for the applicable Licensed Product in the applicable Indication. Oxxon will update the Development and Commercialisation Plan on a regular (and at least six-monthly) basis, and such updates shall address the relevant stage of development and commercialization of the Licensed Product(s) including information under the headings set out in Part 2 of
              Schedule 3 as and when such information is available; and

       (b) Oxxon shall use Reasonable and Diligent Efforts to file, within [_] of selecting each Indication in accordance with Clause 4.3, an IND for a Licensed Product for such Indication. In the event that Oxxon is in breach of its obligation to use Reasonable and Diligent Efforts to file in accordance with this Clause 3.1(b) then Xenova shall only be entitled to exercise any right of termination under Clause 10.2.2 if Oxxon is in breach of its obligation in respect of all Selected Indications.

3.2 Development activities. With respect to each Licensed Product, Oxxon shall be responsible for the development and commercialisation of such Licensed Product in the Field in the Territory in accordance with the Development and Commercialisation Plan. Such development and commercialisation shall be carried out in accordance with the provisions of this Agreement.

3.3 Development costs. Oxxon shall bear all costs associated with the development of Licensed Product(s), including costs incurred in connection with the Development and Commercialisation Plan save that Xenova shall bear its own costs associated with attending and participating in the Joint Development Forum as set out in Clauses 2.1 to
       2.4 . If Xenova agrees with Oxxon to conduct work as part of the Development and Commercialisation Plan, Xenova's costs of conducting such work shall be borne by Oxxon, with the time costs of Xenova representatives being charged to Oxxon on a full-time equivalent (FTE) basis. Xenova's FTE rate for its representatives shall be agreed between the Parties but in any event it shall be not less than [_] per annum (on a pro-rata basis) plus all product-related consumable costs and external costs associated with such work. For the avoidance of doubt, these rates shall not apply to any manufacturing work performed by Xenova, which would be the subject of separate manufacturing agreement(s) as may be agreed in writing by the Parties.

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3.4    Reporting. Without prejudice to the generality of Oxxon' s obligations under Clause 7.1, Oxxon shall provide a Development and Commercialisation Report to Xenova at least twice per year to Xenova (and in any event prior to each meeting of the Joint Development Forum), summarising its past, current and projected activities taken or to be taken by Oxxon to bring Licensed Product(s) to market and maximise the sale of Licensed Product(s) worldwide; and from time to time at Xenova's reasonable request and on reasonable notice Oxxon shall provide details of such activities. Xenova's receipt or approval of any such report shall not be taken to waive or qualify Oxxon's obligations under Clause 7.1.

4.     GRANT OF RIGHTS

4.1 Licences to Xenova Intellectual Property. Xenova hereby grants to Oxxon, subject to the provisions of this Agreement, the following licences in the Field:

       (a) an exclusive licence under the Xenova Patent Rights, with the right to sub-license, subject to Clause 4.6, to develop, manufacture, have manufactured, use and sell product(s) in the Field in the Territory for the Selected Indications; and

       (b) an exclusive licence to use the Xenova Know-how and the Xenova Materials, with the right to sub-license, subject to Clause 4.6, to develop, manufacture, have manufactured, use and sell product(s) in the Field in the Territory for the Selected Indications.

       For the avoidance of doubt, Oxxon shall only be entitled to exploit the rights granted to Oxxon under the licences set out in Clauses 4.1 (a) and 4.1(b) in respect of the Field A Indications in Field A, and in respect of the Field B Indications in Field B.

4.2    [_]

4.3 Selection of Indications. The licences granted under Clause 4.1 are limited to the Indications that Oxxon selects in accordance with the provisions of this Clause 4.3, as follows:

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       (a)    Oxxon shall have the exclusive right to select one or more of the
              Indications, in Field A and/or in Field B, subject to the provisions of the following paragraphs of this Clause 4.3. In respect of each Indication, Oxxon shall exercise this right from time to time by giving written notice to Xenova, within the relevant time-limit referred to in this Clause, stating the Indication and whether it is selected for Field A or Field B.

       (b) Within [_] of the Commencement Date, Oxxon will select [_] Indications in Field A.


       (c) Within [_] of the Commencement Date, Oxxon will select [_] Indications in Field B.

       (d)    Provided that Oxxon has selected [_] Indications in Field A and
              [_] Indications in Field B in accordance with the time limits stated in paragraphs (b) and (c) above:

              (i) during the [_], Oxxon may select [_] further Indications in Field A and/or in Field B, subject to payment of the Opt-in Fees in respect of each Indication that is selected in either of Field A or Field B.

              (ii) Provided that Oxxon has [_] develop such Further Indications in accordance with this Agreement, during the
                     [_] Oxxon may notify Xenova of Further Indications in Field A and/or in Field B that it wishes to select.

              (iii) On receipt of a valid notice pursuant to Clause 4.3(d)(ii) Oxxon shall, subject to Clause 4.3(d)(iv) be entitled to a licence to such Further Indication in accordance with Clause 4.1.

              (iv) In the event that Xenova has granted prior rights to any third party and as a result is not able to grant a licence to Oxxon in accordance with Clause 4.3(d)(iii) or such grant would result in Xenova being in breach of its obligations under any agreement with a third party, Xenova shall offer to Oxxon a licence to the Further Indication to the extent available. Such licence shall, to the extent possible, reflect the terms of the licence granted to Oxxon under Clause 4.1 and the other provisions of this Agreement (including its financial provisions) save that, if the rights granted are less than those provided for under Clause 4.1, the Parties will negotiate in good faith to agree the appropriate royalty rate payable in respect of such licence and for the avoidance of doubt no such licence shall be granted until all of the terms of the licence agreement have been agreed in writing.

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              (v)    Oxxon's right of selection under this paragraph (d) shall
                     continue during the [_], except that this right shall [_] of the Commencement Date if Oxxon [_], on or before the due date, the annual fee that is due on that [_] under Clause 6.4(a) ("Payment Default"). Except where Oxxon's rights have expired due to [_], Oxxon may extend its right of selection under Clause 4.3(d)(ii) beyond the [_] for successive periods of [_] by [_] on or before the [_] of the Commencement Date and on [_] of the Commencement Date the annual fee due under Clause 6.4(b).

4.4    Arising Intellectual Property.

4.4.1  Oxxon shall own all Arising Intellectual Property.

4.4.2 Oxxon agrees to grant to Xenova an exclusive, worldwide licence under Arising Intellectual Property outside the Field on reasonable commercial terms, to research, develop, make, have made, import, use, sell and otherwise deal in any and all products and processes outside the Field. If the Parties are unable to agree such terms within 90 days of either Party requesting the negotiation of such terms ("Exclusivity Period") then Oxxon shall not be obliged to grant a licence to Xenova and shall be free to discuss and conclude with third parties licensing agreements relating to the Arising Intellectual Property.

4.5 Formal licences. If requested by Oxxon, and at Oxxon's administrative cost, the Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record.

4.6 Sub-licensing. Oxxon shall be entitled to grant sub-licences (which for the purposes of this Clause 4.6 shall include any option or right to acquire a sub-licence) of its rights under this Agreement to any person (including without limitation any Affiliate of Oxxon), provided that:

       (a)    Oxxon enters into a written agreement with each Sub-licensee;

       (b) the sub-licence shall impose appropriate obligations on the Sub-licensee which are equivalent to the obligations on Oxxon under Clauses 3.4,4.4, 5.5 to 5.8, 6.12, 7 and 10 of this Agreement; and

                                                                    Confidential

       (c)    [_]

       (d) within [_] following the grant of any sub-licence Oxxon shall notify Xenova that a sub-licence has been entered into and provide a true copy of the sub-licence agreement to Xenova; and

       (e) for as long as Oxxon remains a party to the sub-licence agreement, Oxxon shall be [_] of the sub-licence agreement by the sub-licensee, as if [_] had been that of Oxxon under this Agreement.

4.7 No other licence. It is acknowledged and agreed that except for the licence(s) expressly granted by the provisions of this Clause 4, Xenova reserves all its rights. Without prejudice to the generality of the foregoing Xenova reserves all rights under the Xenova Intellectual Property outside the Field. It is understood and agreed that under regulatory GCP Xenova will be required to retain archive samples of Xenova Materials and archive originals or copies of Xenova Know-how. For the avoidance of doubt, no rights are granted under this Agreement in the Haematology Indications.

4.8 Quality. Oxxon shall be responsible for ensuring that all Licensed Product(s) marketed by it or its Sub-licensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory. Oxxon's liability in respect of such responsibilities shall be in accordance with the provisions of Clause 9.2.3.

5.     KNOW-HOW AND CONFIDENTIAL INFORMATION

5.1 Provision of Know-how. Upon Oxxon's reasonable request, Xenova shall free of charge supply Oxxon with all Xenova Know-how in existence at the Commencement Date that Xenova is at liberty to disclose and that has not previously been disclosed to Oxxon and which is reasonably necessary to enable Oxxon to undertake the further development of the Licensed Product(s). In addition, Xenova shall free of charge supply to Oxxon all information which Xenova or its Affiliates receives from any regulatory body after the Commencement Date in response to filings made before the Commencement Date to the extent that such information relates to the Xenova Intellectual Property and would assist Oxxon in the development of Licensed Products. The Xenova Know-how shall be subject to the confidentiality provisions of Clause 5.6. If Oxxon requires any technical support or training to enable it to develop Licensed Products then the parties will discuss such requirements and negotiate in good faith to agree the terms under which such support or training will be provided.

                                                                    Confidential

5.2 Transfer of Materials. Xenova shall supply to Oxxon the Xenova Materials in accordance with the provisions of Schedule 2 and in such manner as the Parties may agree with a view to ensuring the stability and safe delivery of the samples of the Xenova Materials.

5.3 Status of Know-how and Materials. Oxxon acknowledges that the Xenova Know-how and Xenova Materials are at an early stage of development. Subject to Clause 9, specific results cannot be guaranteed and any results, materials, information or other items, including the Xenova Know-how and Xenova Materials and inventions claimed in the Xenova Patent Rights provided under this Agreement are provided "as is" and without any express or implied warranties, representations or undertakings.

5.4 Responsibility for development of Licensed Product(s). Oxxon shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Product(s) and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Licensed Product(s) sold or supplied, and accordingly Oxxon shall indemnify Xenova in the terms of Clause 9.2.3.

5.5 Use of Know-how. Oxxon undertakes that for a period of [_] from the date of first commercial sale of Licensed Product(s) hi the Territory or for so long as any substantial part of the Know-how remains subject to the obligations of confidence of Clause 5.6, whichever is the shorter, it will not use the Xenova Know-how for any purpose except [_].

5.6    Confidentiality obligations. Each Party ("Receiving Party") undertakes:

       (a) to maintain as secret and confidential all Know-how and other technical or commercial information obtained directly or indirectly from the other Party ("Disclosing Party") in the course of or in anticipation of this Agreement and to respect the Disclosing Party's rights therein;

       (b)    to use the same exclusively for the purposes of this Agreement;
              and

       (c) to disclose the same only to those of its employees, contractors and Sub-licensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary for the purposes of this Agreement.

5.7 Exceptions to obligations. The provisions of Clause 5.6 shall not apply to Know-how and other information which the Receiving Party can demonstrate by reasonable, written evidence;

       (a) was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and at its free disposal; or

       (b) is subsequently disclosed to the Receiving Party without any obligations of confidence by a third party who has not derived it directly or indirectly from the Disclosing Party; or

                                                                    Confidential

       (c) is or becomes generally available to the public through no act or default of the Receiving Party or its agents, employees, Affiliates or sub-licensees; or

       (d) if the Receiving Party is required to disclose confidential information to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, such disclosure shall not be a breach of this Clause 5.7, provided that the Receiving Party shall:

              (i) inform the Disclosing Party as soon as is reasonably practicable; and

              (ii) at the Disclosing Party's request seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court, agency or authority's procedures.

5.8 Disclosure to employees. The Receiving Party shall procure that all of its employees, contractors, consultants, advisers and Sub-licensees pursuant to this Agreement (if any) who have access to any of the Disclosing Party's information to which Clause 5.6 applies, shall be made aware of and subject to these obligations and shall have entered into written undertakings of confidentiality at least as restrictive as Clauses 5.6 and 5.7 and which apply to the Disclosing Party's information.

5.9    [_]

In all other cases Xenova shall be entitled to supply:

       (c) master and working CR2 cell lines: master and working dH2A virus; or master and working dH2T virus only to third party licensees appointed by Xenova under the Xenova Intellectual Property Rights; and

       (d)    all other Xenova Materials to any third party

       in each case only under appropriate and binding obligations of confidentiality which are no less onerous than those set out in this Agreement, and in each case Xenova shall notify Oxxon of the name of the third party to whom the supply has been made within 30 days of making such supply.

6.     PAYMENTS

6.1 Initial payment. Oxxon shall pay to Xenova a non-refundable, non-creditable, initial licence fee of [_]. Subject to Clause 6.2, this licence fee will be paid [_] shall be due even if this Agreement is terminated for any reason prior to the due date of payment:

                                                                    Confidential

       (a) [_] forthwith upon signature of this Agreement and receipt by Oxxon at an invoice for such amount suitable for VAT purposes; and

       (b)    [_] by the [_] of the Commencement Date; and

       (c)    [_] by the [_] of the Commencement Date.

6.2    [_]

                                                                    Confidential


6.3 Milestone payments. Oxxon shall pay to Xenova the following non-refundable, non-creditable milestone payments for the [_] Licensed Products to achieve the following milestone events in either Field A or Field B. For the avoidance of doubt, such payments are due: (a) on the
       [_] Licensed Products to achieve each milestone event, whether or not these were the same [_] Licensed Products that achieved an earlier milestone event; and (b) irrespective of whether Oxxon sub-licenses any rights under this Agreement. For the avoidance of doubt, no further milestone payments are due other than those payable for the [_] Licensed Products.

       -------------------------------------------------------------------------------------------------------
       MILESTONE EVENT                                      LICENSED PRODUCT IN       LICENSED PRODUCT IN
                                                            FIELD A (MILLION          FIELD B (MILLION
                                                            POUNDS STERLING)          POUNDS STERLING)
       -------------------------------------------------------------------------------------------------------
       [_]                                                  [_]                       [_]
       -------------------------------------------------------------------------------------------------------
       Filing of application for Marketing                  [_]                       [_]
       Authorisation in USA
       -------------------------------------------------------------------------------------------------------
       Grant of Marketing Authorisation in USA              [_]                       [_]
       -------------------------------------------------------------------------------------------------------
       Filing of application for Marketing                  [_]                       [_]
       Authorisation in any part of European Union
       -------------------------------------------------------------------------------------------------------
       Grant of Marketing Authorisation in any part of      [_]                       [_]
       the European Union
       -------------------------------------------------------------------------------------------------------
       Filing of application for Marketing                  [_]                       [_]
       Authorisation in Japan
       -------------------------------------------------------------------------------------------------------
       Grant of Marketing Authorisation in Japan            [_]                       [_]
       -------------------------------------------------------------------------------------------------------
       TOTAL                                                [_]                       [_]
       -------------------------------------------------------------------------------------------------------


                                                                    Confidential

6.4    Opt-in Fees. Oxxon shall pay to Xenova:

       (a) [_] per annum, commencing on the [_] of the Commencement Date and ending on the [_] of the Commencement Date, as an annual fee for the continued grant of rights under Clause 4.3(d)(i); and

       (b) [_] per annum for each year commencing on the [_] of the Commencement Date that Oxxon elects to extend its opt-in rights pursuant to Clause 4.3(d)(ii), as an annual fee for the continued grant of the rights under Clause 4.3(d)(ii); and

       (c) an opt-in fee of [_] for each Indication and Further Indication that Oxxon selects in Field A under Clause 4.3(d), and payable at the time of selection of such Indication or Further Indication; and

       (d) an opt-in fee of [_] for each Indication and Further Indication that Oxxon selects in Field B under Clause 4.3(d) and payable at the time of selection of such Indication or Further Indication.


6.5 Royalties on Net Sales. Oxxon shall pay to Xenova a royalty that will be a percentage of Net Sales Value of each unit of Licensed Product sold by Oxxon or its Affiliates, as set out in the following table, depending on whether the Licensed Product is the first, second or subsequent product in Field A or Field B, respectively, and subject to the minimum percentages, after any deductions are made under other provisions of this Agreement, set out in the third column of the following table. Notwithstanding the foregoing and subject to Clause 10.1, in any country where there are no Xenova Patent Rights or in any country where the Xenova Patent Rights have expired or been revoked without a right of further appeal, all royalties and the relevant minimums set out below shall be reduced by 50%.

       ------------------------------------------------------------------------------------------------------
       LICENSED PRODUCTS IN FIELD A            % OF NET SALES VALUE             MIN. % OF NET SALES VALUE
       ------------------------------------------------------------------------------------------------------
       First Licensed Product                  [_]                              [_]
       ------------------------------------------------------------------------------------------------------
       Second Licensed Product                 [_]                              [_]
       ------------------------------------------------------------------------------------------------------
       Subsequent Licensed Products            [_]                              [_]
       ------------------------------------------------------------------------------------------------------
       LICENSED PRODUCTS IN FIELD B
       ------------------------------------------------------------------------------------------------------
       First Licensed Product                  [_]                              [_]
       ------------------------------------------------------------------------------------------------------
       Second Licensed Product                 [_]                              [_]
       ------------------------------------------------------------------------------------------------------
       Subsequent Licensed Products            [_]                              [_]
       ------------------------------------------------------------------------------------------------------

6.6 Royalties on Upfront and Royalty Receipts. Oxxon shall pay to Xenova, in respect of each Licensed Product and each Selected Indication that Oxxon sub-licenses the following sums provided that Oxxon shall not be required to pay sums under this Clause 6.6 in respect of sums receivable from Sub-licensees which are also its Affiliates if Oxxon is required to pay under Clause 6.5 in respect of such sums:

                                                                    Confidential

       (a)    A percentage of any Upfront Receipts which shall be:

              (i) [_] if the agreement, under which the Upfront Receipts are due, is signed before completion of all Phase II Studies in respect of that Licensed Product in that Selected Indication; or

              (ii) [_] if the agreement, under which the Upfront Receipts are due, is signed after completion of all Phase II Studies in respect of that Licensed Product in that Selected Indication;

              Provided that:

              (iii) where any consideration that falls within the definition of Upfront Receipts is attributable to both Licensed Product(s) and other products licensed by Oxxon or any of its Affiliates to any other person, the percentages referred to above shall be calculated on a reasonable proportion of such consideration (the "Apportionment"); and

              (iv) the Parties will negotiate in good faith to determine the Apportionment (where applicable) and (whether or not any Apportionment is required) to arrive at a reasonable methodology to assess any amounts that may be due under paragraphs (b) to (e) of the definition of Upfront Receipts, and if the Parties cannot agree on (1) the Apportionment, or (2) the methodology, within 60 days of commencing such negotiations, or if the Parties at any time during the term of this Agreement cannot agree on the amount due under this paragraph (a) based on the Apportionment or such methodology, either Party may refer the matter to an expert to be appointed in accordance with the provisions of Schedule 4.

       (b) A percentage of Royalty Receipts, as set out in the second column of the following table, the percentage depending on when the agreement under which the Royalty Receipts are due is signed (as set out in the first column below), and subject to the conditions that:

              (i) the royalty paid to Xenova on each Licensed Product under this paragraph (b) shall be not less than the minimum percentages of Net Sales Value, after any deductions are made under other provisions of this Agreement, as set out in the third column below; and

              (ii) in the case only of the [_]% royalty on Royalty Receipts referred to in the following table, the royalty paid to Xenova on each Licensed Product under this paragraph (b) shall not exceed a maximum of [_] of Net Sales Value, except that this maximum limit shall not apply to DISC-GMCSF which has not been genetically modified by Oxxon or its Sub-licensees).

              Provided that:

                                                                    Confidential

              (iii) where any Royalty Receipts are attributable to any Combination Product (as defined in Clause 6.7.1) or other products or rights (other than Arising Intellectual Property) licensed by Oxxon or any of its Affiliates to any Sublicensees the percentages referred to above shall be calculated on a reasonable proportion of such consideration (the "Apportionment"); and

              (iv) the Parties will negotiate in good faith to determine the Apportionment (where applicable) and (whether or not any Apportionment is required) to arrive at a reasonable methodology to assess any amounts that may be due under this Clause 6.6(b), and if the Parties cannot agree on (1) the Apportionment, or (2) the methodology, within 60 days of commencing such negotiations, or if the Parties at any time during the term of this Agreement cannot agree on the amount due under this paragraph (a) based on the Apportionment or such methodology, either Party may refer the matter to an expert to be appointed in accordance with the provisions of Schedule.

       -----------------------------------------------------------------------------------------------------------
       AGREEMENT SIGNED ON OR BEFORE THE START     %OF            MIN. % OF NET SALES VALUE
       OF THE FOLLOWING STAGES, IN RESPECT OF      ROYALTY
       THE LICENSED PRODUCT AND SELECTED           RECEIPTS
       INDICATIONS ON WHICH ROYALTY RECEIPTS
       ARE OBTAINED
       -----------------------------------------------------------------------------------------------------------
       Pre-Clinical Studies                        [_]            [_] (for DISC-GMCSF which has not been
                                                                  genetically modified by Oxxon or its
                                                                  Sub-licensees) [_] (for all other Licensed
                                                                  Products)
       -----------------------------------------------------------------------------------------------------------
       Phase I Studies                             [_]            [_] (for DISC-GMCSF which has not been
                                                                  genetically modified by Oxxon or its
                                                                  Sub-licensees) [_] (for all other Licensed
                                                                  Products in Field A) [_] (for all other
                                                                  Licensed Products in Field B)
       -----------------------------------------------------------------------------------------------------------
       Phase II Studies or later                    [_]           [_] (for DISC-GMCSF which has not been
                                                                  genetically modified by Oxxon or its
                                                                  Sub-licensees) [_] (for all other Licensed
                                                                  Products in Field A) [_] (for all other
                                                                  Licensed Products in Field B)
       -----------------------------------------------------------------------------------------------------------


                                                                    Confidential

6.7    Combination Products

6.7.1 If any Licensed Product is incorporated in or with any other product as a single formulated product or is sold as part of a package or kit ("Combination Product") supplied by Oxxon or its Sub-licensee and the Licensed Product is not priced independently from the Combination Product, the Net Sales Value of such Licensed Product shall be deemed to be [_].

6.7.1 The Parties acknowledge and agree that (a) where a Licensed Product is supplied or used as a prime or boost as part of a Heterologous PrimeBoost regime, Net Sales Value and Royalty Receipts shall be calculated by reference to [_]; and (b) that this method of calculation is convenient to both Parties and is the basis for the agreed royalty rates for Licensed Product in Field A set out in this Agreement.

6.8 Payment dates. Royalties due under this Agreement shall be paid within 60 days of the end of each quarter ending on 31 March, 30 June, 30 September and 31 December, in respect of sales of Licensed Product(s) made and Upfront Receipts and Royalty Receipts received during such quarter and within 60 days of the termination of this Agreement.

6.9    Payment terms. All sums due under this Agreement:

       (a) are exclusive of Value Added Tax which where applicable will be paid by Oxxon to Xenova in addition;

       (b) shall be paid in pounds sterling and, in the case of sales or sub-licence income received by Oxxon in a currency other than pounds sterling, the income shall be calculated in the other currency and then converted into equivalent pounds sterling at the buying rate of such other currency as quoted by Barclays Bank plc in London as at the close of business on the last business day of the quarterly period with respect to which the payment is made;

       (c) shall be made without deduction of income tax or other taxes, charges or duties that may be imposed, except insofar as Oxxon is required to deduct the same to comply with applicable laws. The Parties shall cooperate and take all steps reasonably and lawfully available to them to avoid deducting such taxes and to obtain double taxation relief. If Oxxon is required to make any such deduction it shall provide Xenova with such certificates or other documents as it can reasonably obtain to enable Xenova to obtain appropriate relief from double taxation of the payment in question; and

       (d) shall be made by the due date, failing which Xenova may charge interest on any outstanding amount on a daily basis at a rate equivalent to [_] above the Barclays Bank plc base lending rate then in force.

                                                                    Confidential

6.10 Exchange controls, etc. If at any time during the continuation of this Agreement Oxxon is prohibited from making any of the payments required hereunder by a governmental authority in any country then Oxxon will within the prescribed period for making the said payments in the appropriate manner use its best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within 7 days of receiving such permission. If such permission is not received within 30 (thirty) days of Oxxon making a request for such permission then, at the option of Xenova, Oxxon shall deposit the royalty payments due in the currency of the relevant country either in a bank account designated by Xenova within such country or such royalty payments shall be made to an associated company of Xenova designated by Xenova and having offices in the relevant country designated by Xenova.

6.11 Royalty statements. Oxxon shall send to Xenova at the same time as each royalty payment is made in accordance with Clause 6.8 a statement setting out, (i) in respect of each territory or region in which Licensed Product(s) are sold, the types of Licensed Product(s) sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and pounds sterling and showing the conversion rates used, (ii) Royalty Receipts; and (iii) Upfront Receipts during the period to which the royalty payment relates.

6.12   Records

6.12.1 Oxxon shall keep at its normal place of business detailed and up to date records and accounts showing the quantity, description and value of Licensed Product(s) sold by it, and the amount of sublicensing revenues received by it in respect of Licensed Product(s), on a country by country basis, and being sufficient to ascertain the payments due under this Agreement.

6.12.2 Oxxon shall no more than once in any 12 month period make such records and accounts available, on reasonable notice, for inspection during business hours by an independent chartered accountant nominated by Xenova for the purpose of verifying the accuracy of any statement or report given by Oxxon to Xenova under Clause 6.11. The accountant shall be required to keep confidential all information learnt during any such inspection, and to disclose to Xenova only such details as may be necessary to report on the accuracy of Oxxon's statement or report. Xenova shall be responsible for the accountant's charges unless the accountant certifies that there is an inaccuracy of more than 5% (five percent) in any royalty statement, in which case Oxxon shall pay his charges in respect of that inspection.

7      DILIGENCE

7.1 Oxxon shall use Reasonable and Diligent Efforts to develop and commercially exploit Licensed Product(s) in the Territory.


7.2    [_]

                                                                    Confidential

7.3 Without prejudice to the generality of Oxxon's obligations under Clause 7.1, Xenova may terminate this Agreement from time to time with respect to a Selected Indication (but not with respect to other Indications):

       (a) If Oxxon is in breach of its obligations under Clause 7.1 with respect to such Selected Indication; or

       (b) In any event, and without prejudice to the generality of Oxxon's obligations under this Clause 7, if Oxxon substantially abandons its development work with respect to such Selected Indication for a period of two years.

7.4 If Xenova considers at any time during the period of this Agreement that Oxxon has without legitimate reason failed to use Reasonable and Diligent Efforts to develop and commercially exploit Licensed Product(s) in accordance with this Clause 7, Xenova shall, prior to exercising any right of termination under Clause 7, refer to an independent expert (or experts) the following questions:

       (a)    whether Oxxon has used Reasonable and Diligent Efforts; and if not

       (b) whether the proposals submitted by Oxxon to such expert are adequate to meet Oxxon's requirement to use Reasonable and Diligent Efforts, and if not

       (c) what actions the expert proposes Oxxon should take in order to meet the requirement to use Reasonable and Diligent Efforts.

7.5 The independent expert (or experts) shall be appointed in accordance with the provisions of Schedule 4.

7.6 If the expert(s) determines that Oxxon has failed to comply with its obligations under this Clause 7, and if Oxxon fails to take the actions proposed by Oxxon pursuant to Clause 7.4(b) or suggested by the expert(s) pursuant to Clause 7.4(c) (as appropriate) within 6 months of the expert(s) giving his/their decision in accordance with Schedule 4, Xenova shall be entitled, by giving, at any time within 3 months after the end of that 6 month period, not less than 3 months' notice to terminate this Agreement as a whole or in relation to a Selected Indication (as appropriate).

7.7 The provisions of Clauses 7.2 to 7.6, and the exercise of the rights under those clauses, shall be without prejudice to any rights that Xenova may have to claim damages in the event that Oxxon is in breach of any of its obligations under Clause 7.1. In the event of a damages claim, any finding of the expert under Clause 7.4(a) shall not be binding on the Parties.

8.     INTELLECTUAL PROPERTY

8.1    Obtain and maintain the Xenova Patent Rights. Xenova shall:

       (a) Diligently seek to obtain valid patents in the name of Xenova pursuant to each of the patent applications listed in Schedule 1. Xenova shall keep Oxxon informed of the progress of such patent applications and shall take account of Oxxon's reasonable views in relation to all major decisions affecting patent prosecution (but shall not be

                                                                    Confidential

              required to delay such decisions in order to do so) and provided that if the Parties cannot agree Xenova shall have the final say on all matters relating to such patent prosecution; and

       (b) pay all renewal fees in respect of the Xenova Patent Rights as and when due.

       Oxxon shall reimburse [_] of Xenova's costs and expenses in relation to such activities save that if Xenova grants any licenses to third parties under the Xenova Patent Rights it shall notify Oxxon and the patent costs reimbursed by Oxxon shall be reduced proportionately by the number of additional licensees. For example, if Xenova appoints one additional licensee then Oxxon's obligation to reimburse patent costs would be reduced to [_], if two additional licensees were appointed then
       Oxxon's obligation to reimburse patent costs would be reduced to [_]. For the avoidance of doubt Oxxon shall not be required to reimburse to Xenova
       (i) any patent costs and expenses to the extent that such costs or expenses relate solely to prosecution or other activities affecting the Xenova Patent Rights outside the Field; and/or (ii) any of Xenova's costs in respect of Revocation Proceedings or proceedings of a similar nature that Xenova initiates.

       (c) if Oxxon wishes to cease reimbursing its share of the costs of any application in respect of the Xenova Patent Rights or of the maintenance of any such Patent it shall give 3 months' prior written notice to Xenova and on the expiry of such notice period Oxxon shall cease to be licensed under the patent application or patent identified in the notice. If the patent application or patent identified in the notice is the sole remaining Xenova Patent Right in the country or territory of that patent then Oxxon shall cease to be licensed under any other Xenova Intellectual Property in the country or territory of such patent application or patent, in which case this Agreement shall terminate in respect of such country or territory and Oxxon shall have no further obligations under this Agreement in respect of such country or territory.

8.2 Obtain and maintain the Arising Patents. Oxxon shall notify Xenova of any inventions made by Oxxon or its Affiliates that relate to any of the Xenova Intellectual Property or any Licensed Product ("Arising Inventions") and the provisions of Clause 4.4.2 in respect of licensing such Arising Patents to Xenova shall apply. For the avoidance of doubt Oxxon shall be solely responsible for the costs of any patent applications and patents that it elects to file in respect of Arising Inventions.

8.3    Infringement of the Patents

8.3.1 Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field, and the Parties shall consult with each other to decide the best way to respond to such infringement.

8.3.2 If the Parties fail to agree on a joint programme of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, then Oxxon shall have the first right, but not the obligation to take action in respect of any infringements of the Patents in the Field, including conducting infringement actions in its own name at Oxxon's sole expense and Oxxon shall be entitled to all damages or other sums received from such action, after reimbursing Xenova for any reasonable expenses incurred in assisting it in such action, and subject to paying Xenova royalties based on the amount of such damages or sums as if it were the amount of Net

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       Sales Value of Licensed Product(s), in accordance with Clause 6.5. If the alleged infringement is both within and outside the Field, the Parties shall also co-operate with Xenova's other licensee's (if any) in relation to any such action and shall divide the costs of such action proportionately among Oxxon and Xenova's other licensee's who participate in such action. To the extent that patent law requires Oxxon to bring any such action in Xenova's name or the name of a Xenova Affiliate, Oxxon may do so subject to the conditions that it shall:

       (a) before commencing any such action in Xenova's name or the name of a Xenova Affiliate (as appropriate), provide Xenova with an effective indemnity against any costs that may be incurred by Xenova or awarded against Xenova as a result of being a party to any such action;

       (b) not act, nor hold itself out as acting, as an agent or with the authority of Xenova in respect of such action; and

       (c) not make any statement in relation to such action or any settlement thereof that may reasonably be considered to be damaging to Xenova's reputation, except with Xenova's prior written agreement such consent not to be unreasonably withheld or delayed.

8.4    Infringement of third party rights

8.4.1 If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party.

8.4.2 Oxxon shall have the right but not the obligation to defend such suit in the Field and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Xenova must be obtained before taking such action or making such settlement, such consent not to be unreasonably withheld or delayed.

8.5    Revocation Proceedings

8.5.1 Xenova shall promptly notify Oxxon of the commencement of any Revocation Proceedings.

8.5.2 Xenova shall have the right but not the obligation to defend the Revocation Proceedings.

8.5.3 If Xenova does not wish to defend or continue to defend Revocation Proceedings then Xenova shall promptly notify Oxxon and Oxxon may at Oxxon's own cost and expense defend or continue to defend the Revocation Proceedings referred to in Xenova's notice.

8.5.4 Each party shall provide the other party with such assistance as the other party shall reasonably request in connection with any Revocation Proceedings. The party requesting such assistance shall pay the other party's reasonable out-of-pocket expenses properly incurred in providing the requested assistance.

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8.6    Third party intellectual property.

8.6.1 For the avoidance of doubt Oxxon shall be solely responsible for obtaining and paying for any additional licences and other rights that may be required to enable Oxxon, its Affiliates or Sub-licensees to commercialise Licensed Product(s) in the Territory. Except as provided for in Clause 8.6.2, no deductions may be made in respect of any such payments when determining the amount of any payment due to Xenova under this Agreement.

8.6.2 If, during the continuation of this Agreement, Oxxon or any Affiliate or any Sub-licensee considers it necessary to obtain a licence from any independent third party ("Third Party Licence") in order to avoid infringing such third party's patent(s) in the course of manufacture or sale of any Licensed Product, royalty amounts to be paid pursuant to Clause 6.5 or 6.6 shall be reduced by an amount equal to [_] of the total amount actually paid under the Third Party Licence provided that royalties payable by Oxxon to Xenova on any unit of Licensed Product, after applying the deduction referred to in this Clause 8.6.2 and any other deductions provided for under this Agreement shall not be reduced below the minimum royalty rates set out in the third column of the table in Clause 6.5 or the third column of the table in Clause 6.6, as applicable, assuming that no such deductions had been made when calculating such minimum royalties.

9.     WARRANTIES AND LIABILITY

9.1 Warranties by Xenova, Xenova warrants and undertakes to Oxxon that as at the Commencement Date, and except as referred to in Schedule 5:

       (a) it is the beneficial owner of the Xenova Patent Rights and the Xenova Materials and that there are no liens, encumbrances, options or other charges over any of them (and for the avoidance of doubt references in this paragraph (a) to liens and encumbrances do not refer to intellectual property other than the Xenova Intellectual Property);

       (b)    Xenova Research Limited is the legal owner of the Xenova Patent
              Rights;

       (c) it and its Affiliates have not done, and Xenova will not do nor agree to do and will procure that its Affiliates do not nor agree to do during the continuation of this Agreement, any of the following things if to do so would adversely affect Oxxon's ability to exercise the rights granted to it under this Agreement, namely:

              (i) grant or agree to grant any rights in the Xenova Intellectual Property in the Field; or

              (ii) assign, mortgage, charge or otherwise transfer any of the Xenova Patent Rights in the Field; and

       (d) so far as the Xenova Representatives are aware, but without having conducted any searches or investigations other than those disclosed to Oxxon, no third party owns or claims any rights in the Xenova Patent Rights; and

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       (e)    so far as the Xenova Representatives are aware, but without having conducted any searches or investigations other than those disclosed to Oxxon, there are no allegations or proceedings, pending or threatened which challenge Xenova's or Xenova's Affiliates' exclusive ownership, the validity or the enforceability of the Xenova Patent Rights that could adversely affect the rights granted to Oxxon under this Agreement; and

       (f) Schedule 1 is a complete and accurate list of all the patents owned or licensed to Xenova or any Affiliate of Xenova that may be required for the full exercise of Oxxon's rights under this Agreement. If Schedule 1 is found during the term of this Agreement to be incomplete, with the effect that Oxxon requires a licence of any further patents that at the Commencement Date are owned by or licensed to Xenova or any Affiliate of Xenova in order to exercise Oxxon's rights under this Agreement then Xenova shall or shall procure the grant of such licence to Oxxon and the grant of such licence shall be Oxxon's sole and exclusive remedy for any breach by Xenova of the provisions of this Clause 9.1 (f); and

       (g) Xenova has provided or made available to Oxxon all significant test data generated by Xenova or any Affiliate of Xenova relating to the Xenova Materials.

       (h) Xenova has the right to grant to Oxxon a licence under the Xenova Intellectual Property in accordance with the provisions of this Agreement and to meet its obligations under this Agreement in respect of such Xenova Intellectual Property. In the event that Xenova is unable to comply with its obligations under this Agreement in respect of any of the Xenova Intellectual Property as it is not the legal owner, it shall procure that such of its Affiliates as is the legal owner of such Xenova Intellectual Property complies with Xenova's obligations on Xenova's behalf.

       (i) Schedule 5 Part 1 sets out a complete and accurate list of all third parties to whom Xenova has licensed Xenova Intellectual Property.

       (j) Schedule 5 Part 2 sets out a complete and accurate list of all third parties to whom Xenova has supplied master and working CR2 cell lines: master and working dH2A virus; or master and working dH2T virus. Such supply has been made under appropriate and binding obligations of confidentiality.

       (k) Schedule 5 Part 3 sets out, so far as the Xenova Representatives are aware, a complete and accurate list of all third parties to whom Xenova has supplied any Xenova Materials other than those referred to in Clause 9.1 (j). Such supply of the Xenova Material has been made solely for non-commercial use under appropriate and binding obligations of confidentiality.

       (1) As far as Mr Terry Stancliffe and Dr Elizabeth Rollinson are aware Xenova has disclosed to Oxxon all material searches relating to the Xenova Intellectual Property that have been carried out by or on behalf of Xenova and they are not aware of any past disputes, litigation, interference or opposition proceedings relating to the Xenova Intellectual Property other than those disclosed to Oxxon.


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9.2    No other warranties

9.2.1 Each of Oxxon and Xenova acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

9.2.2 Without limiting the scope of Clause 9.2.1 and subject to Clause 9.1, Xenova does not give any warranty, representation or undertaking:

       (a) as to the technical viability of any products made or processes carried out using any of the Xenova Intellectual Property; or

       (b) that any of the Xenova Patent Rights is or will be valid or subsisting or (in the case of an application) will proceed to grant; or

       (c) as imposing any obligation on Xenova to bring or prosecute actions or proceedings against third parties for infringement or to defend any action or Revocation Proceedings.

9.2.3 Indemnity. Oxxon shall indemnify and hold harmless Xenova and its Affiliates and their respective officers, employees, consultants, agents and representatives (the "Indemnitees") against all third party claims which may be asserted against or suffered by any of the Indemnitees arising out of any possession or use by a third party of any Licensed Produces) manufactured and/or supplied by Oxxon or its Sub-licensees.

9.2.4 The indemnity given by Oxxon pursuant to Clause 9.2.3 shall be subject to the following conditions:

       (a) Xenova shall notify Oxxon of any claim or action covered by the indemnity (a "Claim") within 14 days of becoming aware of the Claim;

       (b) the Claim does not arise as a consequence of any breach of any of Xenova's warranties as set out in Clause 9.1 of this Agreement and/or from any negligence or wilful misconduct by Xenova;

       (c) Oxxon is given sole conduct of the defence and settlement of any Claim;

       (d)    Xenova does not at any time prejudice the defence of the Claim;
              and

       (e) Xenova provides Oxxon (at Oxxon's cost) with such assistance, documents, authority and information as Oxxon may reasonably require in relation to the Claim and the defence or settlement of the Claim.

9.3 Liability. Subject to Clause 11.12, but notwithstanding any other provision of this Agreement, no Party shall be liable to any other Party to this Agreement in contract, tort, negligence, breach of statutory duty or otherwise for any loss, damage, costs or expenses of any nature whatsoever incurred or suffered by that other party or its Affiliates of an indirect or consequential nature including without limitation any economic loss or other loss of turnover, profits, business or goodwill.

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10.    DURATION AND TERMINATION

10.1 Commencement and Termination by Expiry. This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Clause 10, shall continue in force on a country by country basis until the later of:

       (a) the date on which all the Xenova Patent Rights in such country (or countries) have expired or been revoked without a right of further appeal; and

       (b)    the later of:

              (i) the [_] anniversary of the first commercial sale of Licensed Product(s); and

              (ii) the [_] anniversary of the date of such expiry or revocation;

       provided that this Agreement shall [_] is marketed in such country;

       and on such date this Agreement and the licences granted hereunder shall terminate automatically by expiry. On expiry of this Agreement in any country pursuant to Clause 10.1 Xenova [_].

10.2   Early termination

10.2.1 Oxxon may terminate this Agreement at any time on [_] notice in writing to Xenova.

10.2.2 Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party ("Other Party"), such notice to take effect as specified in the notice:

       (a) if the Other Party is in material breach of this Agreement and, in the case of a breach capable of remedy within [_], the breach is not remedied within [_] of the Other Party receiving notice specifying the breach and requiring its remedy; or

       (b) if an order is made or a resolution passed for the winding up of the other party (other than for the purpose of a solvent scheme of reconstruction or amalgamation);

       (c) a liquidator, administrative receiver, receiver or trustee is appointed in respect of a material part of the other party's assets or business;

       (d) as a consequence of financial difficulties the other party makes any voluntary arrangement with its creditors;

       (e)    the other party ceases to continue its business;

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       (f)    as a consequence of debt and/or maladministration, the other party takes or suffers any similar or analogous action to those listed in Clauses 10.2.2(b) to 10.2.2(e).

10.2.3 Xenova may forthwith terminate this Agreement by giving written notice to Oxxon if Oxxon or its Affiliate or sub-licensee commences legal proceedings, or assists any third party to commence legal proceedings, to challenge the validity of any of the Patents.

10.3   Consequences of termination

10.3.1 Upon termination or expiry of this Agreement for any reason:

       (a) if termination occurs after the first commercial sale of Licensed Product(s), Oxxon and its Sub-licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under Clauses 6.5 and 6.6) any unsold or unused stocks of the Licensed Product for a period of 6 months following the date of termination; and if termination occurs prior to the first commercial sale of Licensed Product, Oxxon shall forthwith return all such stocks of Licensed Product, Xenova Materials and Xenova Know-how to Xenova free of charge. For the avoidance of doubt, in the event of expiry of this Agreement nothing in this Agreement shall restrict Oxxon's ability to supply Licensed Products;

       (b) subject to paragraph (a) above and Clause 10.1, Oxxon shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, any of the Xenova Intellectual Property;

       (c) subject to paragraph (a) above, Oxxon shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to any of the Xenova Patent Rights;

       (d) the provisions of Clauses 5.6 to 5.8 (except that neither Party shall have any continuing right to use any of the other Party's confidential information save as provided in Clause 10.1), 6 (in respect of payments arising prior to termination or under Clause
              6.1 or 6.2 or under paragraph (a) above), 9,10.1 (to the extent such clause refers to a post termination licence) 10.3 and 11 shall continue in force; and

       (e) subject as provided in this Clause 10.3.1 and 10.3.2 and 10.3.3, and except in respect of any accrued rights, neither Party shall be under any further obligation to the other,

10.3.2 Upon termination of this Agreement for any reason otherwise than in accordance with Clause 10.1 and at Xenova's request, Xenova shall have the exclusive right for a period of 90 days from the date of termination to negotiate in good faith the terms of an agreement between the parties on reasonable commercial terms under which Oxxon would:

       (a) transfer to Xenova all clinical and other data relating to the development of Licensed Product(s);

       (b) to the extent possible, seek to have any product licences, pricing approvals and other permits and applications transferred into the name of Xenova or its nominee;

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       (c)    grant Xenova an exclusive, worldwide licence, with the right to grant sub- licences, under all Arising Intellectual Property and any improvements and other intellectual property owned or controlled by Oxxon relating to the Licensed Product(s); and

       (d) grant Xenova or its nominee the right to continue to use any product name that had been applied to the Licensed Product(s) prior to termination of this Agreement.

10.3.3 If the Parties are unable to agree the terms of an agreement as described in Clause 10.3.2 within 90 days of the date of termination then either party may refer the terms for settlement by an independent expert who shall be appointed in accordance with the provisions of Schedule 4. The Parties shall promptly execute an agreement on the terms agreed between them or settled by the expert.

11.    GENERAL

11.1 Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from circumstances beyond the reasonable control of that Party, including without limitation labour disputes involving that Party. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

11.2 Amendment. This Agreement may only be amended in writing signed by duly authorised representatives of Xenova and Oxxon.

11.3   Assignment and third party rights.

11.3.1 Subject to Clause 11.3.2, neither Party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, nor any of the Patents or rights under the Patents, without the prior written consent of the other Party.

11.3.2 Either Party may assign all its rights and obligations under this Agreement together with its rights in the Patents to any Affiliate of that Party (provided that such rights and obligations shall be assigned back to the original Party in the event that the assignee ceases to be an Affiliate of that Party) or to any company to which it transfers all or substantially all of its assets or business in the Field, provided that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement.

11.4 Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy.

11.5 Invalid Clauses. If any provision or part of this Agreement is held to be invalid, amendments to this Agreement may be made by the addition or deletion of wording as appropriate to remove the invalid part or provision but otherwise retain the provision and the other provisions of this Agreement to the maximum extent permissible under applicable law.

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11.6   No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

11.7   Interpretation. In this Agreement:

       (a) the headings are used for convenience only and shall not affect its interpretation;

       (b) references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

       (c) references to Clauses and Schedules mean Clauses of, and Schedules to this Agreement;

       (d) references to Xenova or Oxxon shall include their permitted successors and permitted assignees;

       (e) where the word "including" is used, it shall be understood as meaning "including without limitation"; and

       (f) references to the grant of "exclusive" rights shall mean that the person granting the rights shall neither grant the same rights (in the same Field and Territory) to any other person, nor exercise those rights directly to the extent that and for as long as the Licensed Product(s) are within Valid Claims of unexpired Patents or, to the extent that the Licensed Product(s) are protected by Know-how that has not become known to the public, for a period of 10 years from the first commercial sale of Licensed Product(s) in any part of the Territory.

11.8   Notices

11.8.1 Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from time to time notify to the other Party in accordance with this Clause 11.8. The fax numbers of the Parties are as follows:

       Xenova-01753 706607
       Oxxon-01865 398101.

11.8.2 Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

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11.9   Law and Jurisdiction. The validity, construction and performance of this
       Agreement shall be governed by English law and shall be subject to the exclusive jurisdiction of the English courts to which the parties hereby submit, except that a Party may seek an interim injunction in any court of competent jurisdiction.

11.10 Further action. Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

11.11 Announcements. Neither Party shall make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the other Party in connection with or in consequence of this Agreement, without the prior written consent of the other Party, except as may be required by law or by the rules of any stock exchange on which either Party is listed. The Parties shall agree a form of press release for issue on signature of this Agreement.

11.12 Entire agreement. This Agreement, including its Schedules, sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements (including without limitation a material transfer agreement dated 14 November 2003), arrangements or understandings between them relating to such subject matter. The Parties acknowledge that they are not relying on any representation, agreement, term or condition that is not set out in this Agreement. Nothing in this Agreement shall operate to exclude or limit any liability, right or remedy to a greater extent than is permitted under English law including in relation to (1) death or personal injury caused by the negligence of a party or (2) fraudulent misrepresentation or deceit.

11.13 Third party rights. Each of the persons identified in Clause 9.2.3 may in his own right enforce the provisions of that Clause. Except as provided in the previous sentence of this Clause 11.13, this Agreement is not made for the benefit of, nor shall any of its provisions be enforceable by, any person other than the parties to this Agreement and their respective successors and permitted assignees

AGREED by the Parties through their authorised signatories:

For and on behalf of                            For and on behalf of
Xenova LIMITED                                  OXXON THERAPEUTICS LIMITED

/s/DAVID OXLADE                                 /s/DEIRDRE GILLESPIE
_______________________________                 _______________________________
signed                                          signed

DAVID OXLADE                                    DEIRDRE GILLESPIE
_______________________________                 _______________________________
print name                                      print name


CEO                                             PRESIDENT + CEO
_______________________________                 _______________________________
title                                           title


12.01.2005                                      02.02.2005
_______________________________                 _______________________________
date                                            date


                                       34